Exhibit 4.1

                                      RULES


                                       of


                           THE STILWELL FINANCIAL INC.
                       SAVINGS-RELATED SHARE OPTION SCHEME









                                     Adopted
                   by resolution of the board of directors of
                             Stilwell Financial Inc.
                            passed on 1st March 2000





                     Approved by the Board of Inland Revenue
                               on 23rd March 2000
                             under reference SRS2445











                              Addleshaw Booth & Co

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                                    CONTENTS

Clause                               Heading                               Page

1        Definitions..........................................................1

2        Invitations to apply for Options.....................................4

3        Applications for Options.............................................5

4        Grant of Options.....................................................6

5        Exercise Price and variations in share capital ......................7

6        Exercise of Option...................................................8

7        Lapse of Option and renunciation....................................11

8        Changes in control and voluntary winding up of the Company..........12

9        Release of Options and grant of New Rights..........................13

10       Non-transferability.................................................14

11       Administration......................................................14

12       Regulations and amendments..........................................14

13       Notices.............................................................15

14       Participants' legal entitlements ...................................15

15       Termination.........................................................16

                                    Rules of
                           the Stilwell Financial Inc.
                       Savings-Related Share Option Scheme


1         Definitions

1.1       In these Rules, unless the context otherwise requires:

          "the Acquiring Company" has the meaning given thereto in Rule 9;

          "Associated Company" has the meaning given thereto by section 187(2) Taxes Act for the purposes of paragraph 23 of Schedule 9;

          "the Board of the Company" means the board of directors of the Company for the time being or a duly constituted committee of such board or, in relation to any duty or duties or function or functions assigned to the Board of the Company by these Rules, any officer of the Company duly authorised by the board of directors of the Company to discharge such duty or duties or function or functions;

          "the Board of Inland Revenue" means the Board of Inland Revenue of the United Kingdom and "Inland Revenue" shall be construed accordingly;

          "the Bonus Date" means, in relation to any Option, the earliest date on which the bonus is payable under a three year Savings Contract following 36 monthly payments;

          "Business Day" means a day on which the New York Stock Exchange is open for business in New York, New York, United States of America;

          "the Commencement Date" means whichever shall be the later of:

          (a) means the date on which this Scheme is adopted by the Company; and

          (b) the date upon which this Scheme is approved by the Board of Inland Revenue;

          "the Company" means Stilwell Financial Inc., a company incorporated under the laws of the State of Delaware, United States of America;

          "control" has the meaning given thereto by section 840 Taxes Act;

          "Date of Grant" means, in relation to any Option, the date on which such Option is granted;

          "Eligible Employee" means a person who is a director or employee of a company or companies within the Participating Group and who:


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          (a)  is at the relevant  Invitation Date a full-time  director of, or, not being a director, an employee of, a company which is a member of the Participating Group at that date and for not less than a continuous period determined by the Board of the Company (not being more than four years and ten months) ending on such Invitation Date has been a director or employee of that company (counting employment during any part of that period by any other company which at the relevant Invitation Date is a member of the Participating Group as employment by that company) and is chargeable to tax in respect of his office or employment under Case 1 of Schedule E; and

          (b) is not ineligible to participate in the Scheme by virtue of the provisions of paragraph 8 of Schedule 9;

          and for the purposes of this definition "full-time" in relation to a director shall mean that such director normally works a minimum of 25 hours per week (excluding meal breaks) for a company or companies within the Participating Group;

          "the Exercise Price" means the price per Scheme Share denominated in Pounds Sterling payable on the exercise of an Option as determined under Rule 5;

          "Grantor" means any person not being the Company who, pursuant to an agreement with the Company, has agreed to grant, or (as the case may require) has granted, an Option to acquire Scheme Shares from him;

          "Invitation Date" means a date on which the Board of the Company invites Eligible Employees to apply for the grant of an Option;

          "ISA" means an account of the kind described in section 333(1A) Taxes Act;

          "the Maximum Total Savings" means, subject to Rule 3.3, the sum of the periodic contributions in Pounds Sterling to be made under the Savings Contract and the bonus payable on the Bonus Date;

          "the Minimum Monthly Saving" means the sum (being a multiple of (pound)1 and being not less than (pound)5 nor more than the figure for the time being specified in paragraph 24(2)(b) of Schedule 9)
          determined by the Board of the Company pursuant to Rule 2.3 in relation to any invitation to be issued under Rule 2.1 as being the minimum monthly saving for which applications pursuant to such invitation may be made;

          "New Right" has the meaning given thereto in Rule 9;

          "Option" means a right to acquire Scheme Shares to be granted in accordance with this Scheme or which has been so granted and is still subsisting;

          "ordinary share capital" has the meaning given thereto by section 832 Taxes Act and "ordinary share" shall be construed accordingly;

          "Parent Company" means, in relation to any other company, a company which has control of such other company;


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          "Participant"  means any person who has been  granted an Option  under this Scheme and reference to a Participant shall include, where the context so admits or requires, his personal representatives;

          "the Participating Group" means the Company and such other companies which are both under the control of the Company and are subsidiaries of the Company within the meaning of section 736 Companies Act 1985 as are incorporated in any part of the United Kingdom or elsewhere and are nominated from time to time by the Board of the Company as participating companies for the purposes of this Scheme;

          "Pounds Sterling" means lawful currency of the United Kingdom;

          "Qualifying Service" has the meaning given thereto by Rule 6.13;

          "Relevant Company" means:

          (a)  the Acquiring Company; or

          (b)  a company which is a Parent Company of the Acquiring Company; or

          (c) a company which either is, or is a Parent Company of, a company which is a member of a consortium owning either the Acquiring Company or a Parent Company of the Acquiring Company;

          and for the purposes of this definition, a company is a member of a consortium owning another company if it is one of a number of companies which between them beneficially own not less than three quarters of the other company's ordinary share capital and each of which beneficially owns not less than one-twentieth of that capital;

          "Relevant Rate" means, on any day, the spot rate for the purchase of US Dollars with Pounds Sterling as quoted by Chase Bank, New York (or such other bank in New York as the Company may specify) at or about 10.00am New York time on such day or, if banks are not open for business in New York on such day, on the most recent day on which they were open for business prior to such day;

          "these Rules" means the rules of this Scheme including any amendments effected in accordance with Rule 12 from time to time in force;

          "Savings Contract" means a contract under a certified contractual savings scheme (within the meaning of section 326 Taxes Act) entered into with a savings vehicle nominated by the Board of the Company and which has been approved for the purposes of Schedule 9 by the Board of Inland Revenue;

          "Schedule 9" means Schedule 9 Taxes Act;

          "this Scheme" means the scheme constituted by and in accordance with these Rules;


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          "Scheme Share" means a fully paid share of common stock of the Company which  satisfies  the  conditions  of paragraphs 10 to 14 inclusive of
          Schedule 9;

          "the Specified Age" means the age of 60 years;

          "Taxes Act" means the Income and Corporation Taxes Act 1988;

          "Total Savings" means the sum of:

          (a) the periodic contributions made under the Savings Contract, other than any the due date for payment of which falls more than one month after the date on which repayment is made under the Savings Contract; and

          (b) unless the Maximum Total Savings have in accordance with Rule 3.3 been treated as not including a bonus on the repayment under the Savings Contract, either:

               (i) if the date on which repayment is made under the Savings Contract is before the Bonus Date, interest (if any) on such periodic contributions receivable under the Savings Contract, or

               (ii) if the Bonus Date shall have  occurred on or before the date on which repayment is made under the Savings Contract, the bonus payable on the Bonus Date;

          "the United Kingdom" means the United Kingdom of Great Britain and Northern Ireland; and

          "US Dollars" means lawful currency of the United States of America.

1.2       In these Rules, unless the context otherwise requires;

          (a) words importing the singular only shall include the plural and vice versa, words importing the masculine gender only shall include the feminine gender and words importing natural persons shall also include corporations and other entities;

          (b)  references  to any statute or statutory  provision  shall include
               (i) any subordinate legislation made under it, and (ii) any provision superseding it or re-enacting it (whether with or without modification);

          (c) references to a Rule or Rules are to a rule or rules of this Scheme; and

          (d)  the  descriptive  headings to Rules are inserted for  convenience
               only,   have  no  legal  effect  and  shall  be  ignored  in  the
               interpretation of these Rules.

2         Invitations to apply for Options


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2.1       While this Scheme subsists,  the Board of the Company may at any  time on or after the Commencement Date, on behalf of the Company and/or, where any Grantor has agreed with the Company to grant all or any of such Options, such Grantor, invite all Eligible Employees to apply for the grant of an Option.

2.2 Each invitation shall include only an invitation to enter into a three year Savings Contract.

2.3 In respect of each invitation, the Board of the Company shall determine:

          (a)  the Minimum Monthly Saving;

          (b) the limit applicable to such invitation in accordance with Rule 3.4; and

          (c) the closing date for applications, which shall not be less than 14 days nor more than 21 days after the relevant Invitation Date;

          and shall specify its determination in such invitation.

3         Applications for Options

3.1 Each application for an Option under this Scheme shall be made, by the closing date specified in accordance with Rule 2.3(c), in such form as the Board of the Company may require and shall be accompanied by a proposal form for a single three year Savings Contract which has been duly completed and signed by the applicant. Such form of application shall provide for the applicant:

          (a) to specify the amount (being a multiple of (pound)1 and not less than the Minimum Monthly Saving) which the applicant wishes to save each month under the Savings Contract subject to the limit determined in accordance with Rule 3.4;

          (b) to authorise the company in the Participating Group by whom such employee is from time to time employed to deduct such amount (or such lesser amount as is appropriate to the reduced amount determined in accordance with Rule 3.3) from his pay; and

          (c) to authorise the said proposal form to be completed or amended to give effect to any scaling down made in accordance with Rule 3.3.

3.2 The number of Scheme Shares comprised in an Option shall be equal to the number (without involving fractions of a Scheme Share) which can be acquired at the Exercise Price with an amount which is as nearly as possible equal to but does not exceed the Maximum Total Savings (as reduced by the application of Rule 3.3 where appropriate) of the Participant under the Savings Contract entered into by him in connection with the grant of that Option.

3.3 In the event that, following any invitation issued by the Company pursuant to Rule 2.1, the Company receives valid applications which (but for the provisions of this


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          Rule 3.3) would result in the grant of Options over a number of Scheme
          Shares in excess of that permitted under Rule 4.4 or that which the Board of the Company may in its discretion determine appropriate to permit reasonable participation in the Scheme by Eligible Employees at subsequent Invitation Dates, the Board of the Company shall take the following steps (a) to (d) successively to the extent necessary to eliminate the excess:

          (a) the excess over the Minimum Monthly Saving of the monthly savings contribution chosen by each applicant shall be reduced pro rata to the extent necessary;

          (b) the Maximum Total Savings shall be treated as including no bonus on the repayment under the Savings Contract;

          (c) if the Minimum Monthly Saving specified in accordance with Rule 2.3(a) is greater than (pound)5, the monthly savings contribution of each applicant shall be reduced (in steps of (pound)1 and so as not to result in a monthly savings contribution of less than (pound)5) to the extent necessary;

          (d) applications shall be selected by lot, each based on a monthly savings contribution of (pound)5 and on the basis that the Maximum Total Savings are treated as including no bonus on the repayment under the Savings Contract.

3.4 The limit referred to in Rule 3.1 in respect of any invitation issued by the Company pursuant to Rule 2.1 is the lesser of:

          (a)  the maximum permitted by paragraph 24(2)(a) of Schedule 9 and

          (b) such sum, if any, (being a multiple of (pound)1 and not less than the Minimum Monthly Saving) as the Board of the Company shall determine in respect of that invitation.

4         Grant of Options

4.1 The Company shall in accordance with Rule 3 determine the number of Scheme Shares in respect of which an Option is to be granted to each applicant and subject to Rule 3 Options will be granted by the Company or the relevant Grantor to those who have applied hereunder and who are still in the service of the Participating Group at the relevant Date of Grant, within 15 days after the closing date for applications specified in accordance with Rule 2.3(c).

4.2 No monetary payment to the Company or any Grantor shall be required from a Participant in consideration for the grant of an Option.

4.3 The grant of an Option hereunder shall be evidenced by a certificate issued by the Company to each Participant specifying:

          (a)  the Date of Grant;


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


          (b)  the Exercise Price; and

          (c)  the number of Scheme Shares over which the Option is granted.

4.4 Subject to Rule 5.2, the number of Scheme Shares over which Options may be granted on any date, when aggregated with the number of Scheme Shares in respect of which Options have previously been exercised or remain exercisable, shall not exceed 500,000.

5         Exercise Price and variations in share capital

5.1 Subject to Rule 5.2, the Exercise Price in respect of any Scheme Share comprised in an Option shall be such amount in Pounds Sterling as the Board of the Company may determine (subject to the agreement, in the case of an Option to be granted by any Grantor other than the Company, to the agreement of such Grantor) prior to the grant of such Option not being less than 85 per cent. of:

          (a) unless the common stock of the Company of the same class as Scheme Shares is traded on the New York Stock Exchange, the market value of a Scheme Share as at the Date of Grant of such Option determined in accordance with Part VIII Taxation of Chargeable Gains Act 1992 of the United Kingdom and agreed between the Company and the Shares Valuation Division of the Inland Revenue for the purpose of this Scheme on or before the Date of Grant; or

          (b) if the common stock of the Company of the same class as Scheme Shares is traded on the New York Stock Exchange, the average of high and low trading prices of a share of common stock of the Company of the same class as a Scheme Share on the New York Stock Exchange on the Date of Grant of such Option (or if no sale of such shares was reported for such date, on the next preceding Business Day on which a sale of such shares was reported);

          in each case converted into Pounds Sterling at the Relevant Rate on such Date of Grant.

5.2 In the event of any variation in the share capital of the Company of which the Scheme Shares form part (including a variation of such capital consisting of a stock split, reverse stock split or recapitalization), then the number of Scheme Shares comprised in an Option and the Exercise Price thereof and/or the limit referred to in Rule 4.4 may be adjusted by the Board of the Company in such manner and with effect from such date as it may determine to be appropriate (not excluding retrospective adjustments where such variation occurs after the date of exercise of an Option but the record date relating to such variation precedes such date of exercise) provided that:


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          (a)  any such  adjustments  shall be made on the basis  that the total
               Exercise Price originally payable by a Participant on full exercise of his Option shall as nearly as practicable remain unchanged;

          (b) where the Option was granted by a Grantor, no such adjustment shall be made without the prior written approval of such Grantor; and

          (c) no adjustment shall be made without the prior approval of the Board of Inland Revenue.

6         Exercise of Option

6.1 It shall be a condition of the exercise of an Option under this Scheme that the Scheme Shares acquired on such exercise shall be paid for with monies not exceeding the amount of Total Savings under the Savings Contract entered into by the Participant in connection with the grant of the Option concerned.

6.2 Subject to the provisions of this Rule 6 and of Rule 7, an Option may be exercised only within the following periods:

          (a) the period of six months following the Bonus Date under the relevant Savings Contract;

          (b) if the Participant ceases to be in Qualifying Service by reason of injury, disability or redundancy (within the meaning of the Employment Rights Act 1996) or retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment, the period of six months following such cessation but not later than six months after the Bonus Date of the relevant Savings Contract;

          (c) if such Option shall have been granted more than three years prior to the time when the Participant ceases to be in Qualifying Service by reason of retirement (otherwise than in circumstances falling within Rule 6.2(b)):

               (i) at any age, before the Specified Age or the age at which he is bound to retire in accordance with terms of his contract of employment, at which he may be permitted by the company in the Participating Group by which he is employed to take early retirement or

               (ii) at any age after the Specified Age,

               the period of six months following such cessation but not later than six months after the Bonus Date of the relevant Savings Contract;

          (d) if a Participant ceases to be in Qualifying Service by reason only that:

               (i) his office or employment is in or with a company of which the Company ceases to have control, or


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


               (ii) his office or employment  relates to a business or part of a business which is transferred to a person who is not the Company, an Associated Company of the Company or a company of which the Company has control,

               the period of six months following such cessation but not later than six months after the Bonus Date of the relevant Savings Contract;

          (e) if the Participant dies whilst in Qualifying Service or whilst he is entitled to exercise the Option by virtue of Rule 6.2(a), Rule 6.2(b), Rule 6.2(c) or Rule 6.2(d):

               (i) where his death occurs prior to the Bonus Date of the relevant Savings Contract, the period of 12 months after the date of his death; or

               (ii) where his death  occurs  within  six  months  after the said
                    Bonus  Date,  the  period of 12 months  after the said Bonus
                    Date;

          (f) where the Participant continues to be in Qualifying Service after the date on which he reaches the Specified Age, the period of six months following attainment of such age but not later than six months after the Bonus Date of the relevant Savings Contract; and

          (g)  in the circumstances set out in and the periods specified in Rule
               8.

6.3 Where a Participant ceases to be in Qualifying Service in any of the circumstances described in Rules 6.2(b), 6.2(c) and 6.2(d), such cessation shall not for the purposes of such Rules and of Rule 7 be treated as occurring until he ceases to hold any office or employment in the Company or any Associated Company of the Company or any company of which the Company has control.

6.4 No Option may be exercised by a Participant who is excluded by paragraph 8 of Schedule 9.

6.5       No Option may be exercised unless:

          (a) the Participant is at the date of such exercise a director or employee of a member of the Participating Group; or

          (b) the exercise is within six months after the Bonus Date under the relevant Savings Contract and at the Bonus Date the Participant holds an office or employment in a company which is not a member of the Participating Group but which is:

               (i)  an Associated Company of the Company, or

               (ii) a company of which the Company has control; or


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


          (c) the exercise is pursuant to Rule 6.2(b), Rule 6.2(c), Rule 6.2(d) or Rule 6.2(e).

6.6       An Option shall be  exercisable during the periods referred to in Rule
          6.2 by the Participant delivering to the Company at its head office or to such other person and/or such other place as the Board of the Company may specify for this purpose a written notice in such form as the Board of the Company may from time to time determine specifying the Option to be exercised. With such notice the Participant shall deliver or cause to be delivered a remittance for the total Exercise Price for the number of Scheme Shares in respect of which the Option is exercised, such remittance not exceeding the Total Savings, together with evidence of closure of the Participant's Savings Account relating to such Option. The date of receipt by the Company or such other person as aforesaid of such notice together with such remittance shall be the date upon which the Option is deemed to be exercised. Payment of such remittance to the Company or such other person shall be a good discharge to the Participant whether the Option in question was granted by the Company or by a Grantor and whether the Company shall satisfy its obligations arising upon exercise of an Option granted by it by issuing Scheme Shares, by transferring Scheme Shares from treasury or by procuring any person to transfer Scheme Shares to the relevant Participant. No Participant shall be concerned to see to the application of such remittance paid to the Company.

6.7 If on any exercise of an Option the remittance referred to in Rule 6.6 is less than the amount required to pay for all the Scheme Shares in respect of which the Option is exercisable, the Option shall be deemed to have been exercised in respect of such whole number of Scheme Shares as may be acquired with the amount of the remittance and the Option to the extent not so deemed to be exercised shall immediately lapse.

6.8 All grants of Options and transfers and issues of Scheme Shares to a Participant hereunder will be subject to the obtaining of any necessary consents and the making of any necessary filings under any relevant enactments or regulations for the time being in force and it shall be the responsibility of the Participant to comply with any requirements to be fulfilled by him in order to obtain or obviate any such consents.

6.9 Upon exercise of any Option granted by the Company, the Company shall either:

          (a) issue or transfer out of treasury to the Participant the Scheme Shares to which he is entitled; or

          (b) cause the remittance referred to in Rule 6.6 to be paid to any person willing to transfer Scheme Shares to the Participant and procure that such person transfers to the Participant the Scheme Shares to which he is entitled;

          in each case not more than 30 days after the exercise of the Option, provided that a Participant shall be entitled to direct the Company to issue or transfer, or procure the transfer of, any Scheme Shares to which he may be entitled upon exercise of an


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


          Option to the person entitled and required to hold qualifying investments for the stocks and shares component of an ISA of the Participant.

6.10 Upon exercise of any Option granted by a Grantor, the Grantor shall transfer to the Participant the Scheme Shares to which he is entitled not more than 30 days after the exercise of the Option, provided that a Participant shall be entitled to direct the Grantor to transfer any Scheme Shares to which he may be entitled upon exercise of an Option to the person entitled and required to hold qualifying investments for the stocks and shares component of an ISA of the Participant.

6.11 Scheme Shares issued on the exercise of an Option shall rank in full for all dividends or other distributions paid or made on the ordinary share capital of the Company of the same class as the Scheme Shares by reference to a record date occurring on or after the date of issue and shall in all other respects rank pari passu with such ordinary share capital of the Company then in issue.

6.12 Scheme Shares transferred on the exercise of an Option shall be transferred free from all liens, charges and encumbrances and together with the right to receive and retain all dividends or other distributions paid or made on the ordinary share capital of the Company of the same class as the Scheme Shares by reference to a record date occurring on or after the date of transfer and shall in all other respects rank pari passu with such ordinary share capital of the Company then in issue.

6.13 For the purposes of this Rule 6 and Rule 7, a Participant shall be in "Qualifying Service" if and so long as he is a director or employee of any member of the Participating Group and, subject to Rule 6.3, references to ceasing to be in Qualifying Service shall be construed accordingly.

7         Lapse of Option and renunciation

7.1 An Option shall immediately lapse and cease to be exercisable upon whichever is the earliest of:

          (a) the Participant ceasing, before the Bonus Date, to hold any office or employment in the Company or any Associated Company of the Company or any company of which the Company has control other than his ceasing to be in Qualifying Service in any circumstances to which Rule 6.2(b), Rule 6.2(c), Rule 6.2(d) or Rule 6.2(e) applies;

          (b) save where Rule 6.2(e) applies, the expiry of six months following the Bonus Date of the relevant Savings Contract;

          (c) save where Rule 6.2(e) applies by reason of the death of the Participant after such cessation, the expiry of the period of six months after the Participant has ceased to be in Qualifying Service in any of the circumstances to which Rule 6.2(b), Rule 6.2(c) or Rule 6.2(d) applies;

          (d)  the expiry of the period referred to in Rule 6.2(e);


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


          (e) its lapsing as provided in Rule 6.7 to the extent therein specified;

          (f)  its lapsing as provided in Rule 8;

          (g)  the Participant:

               (i) making a written application to the nominated savings vehicle for repayment under the related Savings Contract, or

               (ii) giving  notice  to the  nominated  savings  vehicle  that he intends to stop paying contributions under the related Savings Contract, or

               (iii)failing  to pay a monthly  contribution  under  the  related
                    Savings Contract on or before the due date on seven occasions,

               in each case before the earliest date on which the Option becomes exercisable under Rule 6.2;

          (h)  the Participant being adjudicated bankrupt.

7.2 A Participant may renounce any Option granted to him (in whole but not in part) by serving notice in writing on the Board of the Company of his intention so to renounce. The renunciation shall be effective from the date of actual receipt of such notice by the Board of the Company, upon which date the relevant Option shall immediately lapse. Any such renunciation shall be without prejudice to the rights of the Participant under the relative Savings Contract.

8         Changes in control and voluntary winding up of the Company

8.1 If any person obtains control of the Company as a result of making either:

          (a) a general offer to acquire the whole of the issued ordinary share capital of the Company (excluding any such ordinary share capital already owned or controlled by that person) which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

          (b) a general offer to acquire all the issued ordinary share capital of the Company of the same class as the Scheme Shares (excluding any such ordinary share capital already owned or controlled by that person),

          Options may be exercised subject to and in accordance with Rule 6 within six months of the time when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied and if not so exercised shall then lapse.

8.2 Upon the passing of a resolution for the voluntary winding-up of the Company, Options may be exercised subject to and in accordance with Rule 6 within six months after the passing of the resolution and shall thereafter lapse.


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


9         Release of Options and grant of New Rights

9.1       If any company ("the Acquiring Company"):

          (a)  obtains control of the Company as a result of making:

               (i) a general offer to acquire the whole of the issued ordinary share capital of the Company (excluding any such ordinary share capital already owned or controlled by the Acquiring Company) which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

               (ii) a general  offer to acquire  all the issued  ordinary  share capital of the Company of the same class as the Scheme Shares (excluding any such ordinary share capital already owned or controlled by the Acquiring Company),

          any Participant may, at any time within the appropriate period as defined in paragraph 15(2) of Schedule 9, by agreement with the Acquiring Company, release his Option in consideration of the grant to him of a right (a "New Right") which is equivalent to his Option but relates to shares in a Relevant Company.

9.2 The New Right shall not be regarded for the purposes of this Rule 9 as equivalent to the Option unless it would be so regarded for the purposes of sub-paragraph (3) of paragraph 15 of Schedule 9.

9.3 Where any New Right is granted pursuant to this Rule 9 it shall be regarded:

          (a)  for the purposes of section 185 Taxes Act and Schedule 9, and

          (b) for the purposes of the subsequent application (by virtue of a condition complying with sub-paragraph (3)(b) of paragraph 15 of
               Schedule 9) of the provisions of this Scheme,

          as having been granted at the time when the corresponding Option was granted.

9.4 The provisions for the release by a Participant of his Option in consideration of the grant to him of a New Right pursuant to Rule 9.1 are in addition to and not in substitution for the right of a Participant to exercise his Option pursuant to the provisions of Rule 8.1.

9.5       With effect from the release:

          (a) these Rules shall, in relation to the New Rights, be construed as if references to an Option and to Options were references to a New Right and New Rights;

          (b) Rules 5.2, 6.1, 6.6 to 6.12 inclusive, 8, 9 and 11 shall, in relation to the New Right, be construed as if references to the Company were references to the



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


               Relevant Company in respect of whose shares the New Right is granted and as if references to Scheme Shares were references to ordinary shares in such Relevant Company which satisfy the conditions of paragraphs 10 to 14 inclusive of Schedule 9;

          (c) Rules 5.3 and 6.6 shall, in relation to the New Rights, be construed as if references to the Exercise Price were references to the price to be paid on exercise of the New Right for each share in respect of which the New Right has been granted.

10        Non-transferability

10.1 No Option shall be capable of transfer or assignment by a Participant and, save as provided by Rule 9, if a Participant does or suffers any thing whereby he would or might be deprived of the legal or beneficial ownership of an Option, that Option shall forthwith lapse.

11        Administration

11.1 The Company shall keep available for issue sufficient authorised and unissued ordinary share capital, and/or shall have and maintain in place arrangements which, in the reasonable opinion of the Board of the Company, will enable the Company to procure the transfer of sufficient issued Scheme Shares, to satisfy the exercise in full of all Options granted by the Company and for the time being remaining capable of being exercised.

11.2 The members of the Participating Group shall bear the costs of establishing and administering this Scheme.

11.3 The Company shall maintain or cause to be maintained all necessary accounts and records relating to this Scheme.

12        Regulations and amendments

12.1 This Scheme shall be administered by the Board of the Company, who may from time to time make such regulations for its operation as they think fit not being inconsistent with these Rules as necessary. Any question concerning the interpretation of these Rules or of such regulations as aforesaid, including the eligibility of a person to participate or the extent to which he shall participate or continue to participate in this Scheme or as to whether an event has occurred upon which any Option has become exercisable or has lapsed, shall be determined by the Board of the Company and such decision shall be final and binding upon all Eligible Employees and Participants.

12.2 Subject to Rule 12.3, the Board of the Company shall be entitled by resolution to amend all or any of the provisions of this Scheme, except that no amendment shall be effective which would materially prejudice the interests of Participants in relation to Options already granted to them unless with such prior consent or sanction of Participants as would be required for the alteration of the rights of


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


          a class of shares of the Company for the time being if the Scheme Shares to be acquired on the exercise of the Options constituted a separate but single class of shares (or two or more classes of shares according to the respective Dates of Grant as the Board of the Company may deem appropriate) and such shares were entitled to such rights.

12.3 No amendment to this Scheme shall be effective until approved in writing by the Board of Inland Revenue.

13        Notices

13.1 Notices or documents required to be given or sent to an Eligible Employee or a Participant shall:

          (a) either be delivered to him by hand or sent to him at his home address according to the records of his employer, and

          (b) if sent by post be deemed to have been given on the third day following the date of posting.

13.2 A Participant shall not be entitled to receive copies of any notice or other document sent by the Company to its shareholders prior to the exercise of an Option.

14        Participants' legal entitlements

14.1 The terms of employment of a Participant by the Company or any other member of the Participating Group or any other Associated Company of the Company or former Associated Company of the Company or any Grantor or any company which is or has been a member of the same group of Companies as the Company or (as the case may be) the Relevant Company in respect of whose shares the New Right is granted shall not be affected by his participation in this Scheme which shall not form part of such terms. In no circumstances shall a Participant in the event of cessation, lapse or alteration of any rights under this Scheme be entitled to or to claim against the Company or any other member or former member of the Participating Group or any other Associated Company of the Company or former Associated Company of the Company or any Grantor or any company which is or has been a member of the same group of Companies as the Company or (as the case may be) the Relevant Company in respect of whose shares the New Right is granted any compensation for or in respect of any diminution or extinction of his rights or benefits (actual or prospective) under any Options held by him or otherwise in connection with this Scheme.

15        Termination

15.1 The Board of the Company may at any time resolve to terminate this Scheme in which event no further Options shall be granted thereafter but the subsisting rights of Participants shall remain in force.


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